UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

SOLAR POWER, INC.

(Exact name of registrant as specified in its charter)

California	000-50142	20-4956638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2240 Douglas Boulevard, Suite 200
Roseville, California 95661-3875

(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed on July 18, 2012 on Form 8-K/A and on October 18, 2012 on Form 8-K, Solar Power, Inc. (the “Company”) entered into an Amended and Restated Solar Development Acquisition and Sale Agreement, as amended (the “Original Agreement”), with Solar Hub Utilities, LLC (the “Seller”) pursuant to which the Company will provide development support and financing, and acquire sixty-eight solar photovoltaic, electricity generating facilities having a total initial nominal nameplate capacity of 29.2 MWDC (the “Projects”) upon the satisfaction of certain milestones. Under the Original Agreement, the Company advanced the Seller approximately $7,400,000 against the purchase of the Projects which advance was evidenced by a promissory note entered into between the parties and secured against the assets of the Projects. In addition, Hawaiian Power, LLC (“HPL”) has loaned $5,625,000 to the Seller for use in the development of the Projects.

Solar Development Agreement

On March 12, 2013, the Company, the Seller and HPL agreed to replace the Original Agreement in its entirety and enter into a Solar Development Agreement (the “Agreement”) to better align the interests of the parties. Under the Agreement, the Company agreed to loan the Seller up to approximately $969,000 in additional funds to be used solely for pre-development costs of the Projects. HPL likewise agreed to loan additional funds to Seller. These funds would be deposited into an escrow account and would be disbursed to the Seller on a weekly basis pursuant to an approved budget for Project expenses as approved by the parties.

All cash advances made under the Agreement shall be evidenced as advances and amounts due under an Amended and Restated Promissory Note (the “Promissory Note”) from the Seller to the Company, which will include all previous amounts loaned or advanced by the Company, to the Seller. Subject to certain exceptions as contained in the Agreement, no more than the maximum aggregate of approximately $8,369,000 shall be advanced to the Seller by the Company. The Promissory Note is secured by security agreements and mortgages in various assets of Seller and its affiliates. In conjunction with the Agreement, the security agreements are being amended by the Omnibus Amendment to Loan Documents dated March 12, 2013 to extend security to the loans by HPL to Seller. Pursuant to the Intercreditor Agreement dated March 12, 2013, Company and HPL set forth their respective rights with respect to the collateral under the security agreements.

The Company shall not be required to make a cash advance payment as required under the Agreement if an Event of Default (as defined in the Agreement) exists. An Event of Default includes, but is not limited to, (i) the failure of the Seller to satisfy certain project milestones with an aggregate nameplate capacity of 12 MW DC by July 1, 2014, and (ii) a default under the Promissory Notes and the security agreements securing such notes.

In addition, the Agreement restricts the Seller from taking certain actions without the written consent of either the Company or HPL. These actions include, but are not limited to, (i) incurring any expenses related to the Projects in excess of $10,000 individually or $50,000 in the aggregate, (ii) admitting additional members to the Seller, (iii) receiving funds from additional investors, (iv) making any material changes to any Project, (v) filing for bankruptcy, creditor protection or dissolution, (vi) engaging in any other business other than the development of the Projects, and (vii) appointment of officers of the Seller.

Pursuant to the Agreement, once the Seller obtains consent from the applicable utility company it shall transfer such Project to a specific special purpose entity (“SPE”) for purposes of further development or sale. The membership interests of each SPE will be transferred to and owned by Calwaii Power Holdings, LLC (the “Buyer”), a limited liability company formed by the parties and governed by the Limited Liability Company Agreement (“Operating Agreement”) of the Buyer as further described below.

Operating Agreement of Calwaii Power Holdings, LLC

Under the Operating Agreement, the Company and HPL received a membership interest in the Buyer in consideration of providing pre-development capital to the Seller and entering into the Agreement, and the Seller received a membership interest in the Buyer in consideration of transferring the projects to the SPEs and transferring the ownership of the SPEs to Buyer. Company, HPL and the Seller will receive payments from Buyer from the proceeds of the sale and/or development of the Projects and/or the sale of the SPEs, pursuant to the Operating Agreement. Those provisions provide, without limitation, that proceeds shall be paid to the Company and HPL to be applied toward the Promissory Notes until such time that the Promissory Notes are paid in full, with forty-seven percent (47%) of the proceeds from each sale delivered to the Company and thirty-eight percent (38%) of the proceeds from each sale delivered to HPL, in exchange for the release of the security interest of the Company and HPL in the Projects. Following the payment of all amounts due under the Promissory Notes, distributions would then be made in proportion to each member’s respective percentage interest in the Buyer, which is thirty-two percent (32%) to HPL, sixty-three percent (63%) to SPI and five percent (5%) to the Seller.

The foregoing description of the various agreements associated with the Agreement do not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, the Operating Agreement, the Omnibus Amendment to Loan Documents and the Amended and Restated Promissory Note in favor of the Company, copies of which are filed as Exhibits 10.1 through 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Solar Development Agreement dated March 12, 2013.
10.2	Limited Liability Company Agreement for Calwaii Power Holdings, LLC.
10.3	Omnibus Amendment to Loan Documents dated March 12, 2013.
10.4	Amended and Restated Promissory Note dated March 12, 2013.
10.5	Intercreditor Agreement dated March 12, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: March 15, 2013	/s/ James Pekarsky
James Pekarsky
Chief Financial Officer

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